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                                                                    EXHIBIT 5


                                                       June 16, 1998

Niagara Mohawk Power Corporation,
    300 Erie Boulevard West,
       Syracuse, NY 13202

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $300,000,000 Series A Senior Notes, $450,000,000 Series B Senior Notes, $400,000,000 Series C Senior Notes, $400,000,000 Series D Senior Notes, $400,000,000 Series E Senior Notes, $400,000,000 Series F Senior Notes, $600,000,000 Series G Senior Notes and $500,000,000 Senior Discount Notes (together, the "Securities") of Niagara Mohawk Power Corporation, a New York corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.



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Niagara Mohawk Power Corporation                                          -2-

     Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fradulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fradulent transfers.


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Niagara Mohawk Power Corporation                                          -3-


     The foregoing opinion is limited to the Federal laws of the United States and the laws of the state of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                      Very truly yours,

                                                      /s/ Sullivan & Cromwell